As filed with the Securities and Exchange
Commission on April      , 1999.                 Registration No. 333-

------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  GO2NET, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                          91-1710182
(State or other jurisdiction of            (IRS Employer Identification Number)
 incorporation or organization)

                          999 Third Avenue, Suite 4700
                            Seattle, Washington 98104
                                 (206) 447-1595
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Russell C. Horowitz
                             Chief Executive Officer
                                  Go2Net, Inc.
                          999 Third Avenue, Suite 4700
                            Seattle, Washington 98104
                                 (206) 447-1595
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    copy to:

                              Thomas M. Camp, Esq.
                           Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                               101 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 951-6600

                  Approximate  date  of  commencement  of  proposed  sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. o

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. o

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. o

                         CALCULATION OF REGISTRATION FEE

                                                     Proposed Maximum         Proposed Maximum
   Title of Each Class of        Amount to be       Offering Price Per       Aggregate Offering           Amount of
Securities to be Registered       Registered             Share (1)               Price (1)            Registration Fee
---------------------------- -------------------- ----------------------- ------------------------ -----------------------

     Common Stock, par             717,390                $129.13               $92,636,570                $25,753
    value $.01 per share            shares
============================ ==================== ======================= ======================== =======================

(1) Estimated solely for the purpose of computing the registration fee, based upon the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Stock Market on April 5, 1999 in accordance with Rule 457 under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
-------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 12, 1999

                                 717,390 SHARES

                                  GO2NET, INC.

                                  COMMON STOCK

         This Prospectus relates to the public offering, which is not being underwritten, of up to 717,390 shares of Common Stock, par value $0.01 per share (the "Shares"), of Go2Net, Inc. The selling stockholders may offer their Go2Net common stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices. We will receive no part of the proceeds of these sales. All of the Shares being offered were originally issued by us in connection with our acquisition of Web21, a California corporation, by and through a merger of a wholly-owned subsidiary of Go2Net, WTO Acquisition Corp., with and into Web21. The Shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, provided for in Section 4(2) thereunder. The Shares are being registered by the Company pursuant to the Agreement and Plan of Merger dated as of December 31, 1998 by and among Go2Net, WTO Acquisition Corp. and certain shareholders of Web21.

         Go2Net's common stock is listed on the Nasdaq National Stock Market with the ticker symbol "GNET." On April 5, 1999, the closing price of one share of Go2Net common stock on the Nasdaq National Stock Market was $129.5625 per share.
                            -------------------------

                               SEE "RISK FACTORS"
                           BEGINNING ON PAGE 3 HEREOF.

                            -------------------------


                 THE DATE OF THIS PROSPECTUS IS __________, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information Go2Net files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-__________).


         -        Go2Net's Annual Report on Form 10-K for the year ended September 30, 1998, filed on December 29, 1998.

         -        Go2Net's Definitive Proxy Statement dated January 28, 1999, filed in connection with Go2Net's March 22, 1999
                  Annual Meeting of Stockholders.

         -        Go2Net's Current Reports on Form 8-K filed on January 12, 1999 and April 12, 1999.

         -        Go2Net's Quarterly Reports on Form 10-Q for the quarter ended December 31, 1998, filed on February 16, 1999.

         -        All  documents  subsequently  filed by Go2Net  under  Sections
                  13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of
                  1934 (e.g., Forms 10-Q, 10-K, 8-K and Proxy Statements) after the date of this prospectus.

         -        All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year ended September 30, 1998.



         If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus.

         If you are a stockholder, you can obtain any of the documents incorporated by reference through Go2Net or the SEC. Documents incorporated by reference are available from Go2Net without charge, excluding all exhibits. You may obtain documents incorporated by reference in this prospectus by requesting them in writing to the following address or by telephone:

                                  Go2Net, Inc.
                          Attention: Investor Relations
                          999 Third Avenue, Suite 4700
                            Seattle, Washington 98104
                                 (206) 447-1595

         You should rely on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make any such offer or solicitation.

                                   THE COMPANY

         Go2Net, Inc. (http://www.go2net.com) offers through the World Wide Web a network of branded, technology and community-driven Web sites focused on the following categories: personal finance, search and directory, commerce, and games. We also develop Web-related software. Our properties include: Silicon Investor (http://www.siliconinvestor.com), the Web's premier financial discussion site; StockSite (http://www.stocksite.com), which offers proprietary articles, portfolio tracking tools, company research and news relating to business and finance; MetaCrawler (http://www.metacrawler.com), a metasearch service that combines various existing search/index guides into one service; HyperMart (http://www.hypermart.net), the Web's leading provider of free business hosting services; WebMarket (http://www.webmarket.com), a one-stop comparison shopping service; PlaySite (http://www.playsite.com), a Java-based multiplayer online games site; and 100hot (http://www.100hot.com), a directory of the most popular sites on the Web in various categories.

         We believe that the traffic and user demographics on our Web sites provide an attractive platform for measurable, targeted, cost-effective and interactive advertising on the Internet. Since our inception, the source of the majority of our revenue has been derived from advertising sales. As of December 31, 1999, we had relationships with over 225 advertisers. In order to leverage our marketing resources and to facilitate the distribution of some of our services, we enter into strategic co-branding relationships.

     We have agreed to issue and sell to Vulcan Ventures Incorporated ("Vulcan"), and Vulcan has agreed to purchase from us, 300,000 shares of our Series A Convertible Preferred Stock, par value $.01 per share, in two separate issuances (the "First Issuance" and "Second Issuance") of 167,507 shares and 132,493 shares. Our primary purposes for issuing the shares are (i) providing us with significant cash resources, (ii) providing us with a beneficial strategic partner and (iii) permitting us to continue to utilize publicly traded stock as consideration in acquisitions of other businesses, since the Common Stock permitting us to continue to trade on the Nasdaq National Market. The First Issuance was consummated concurrently with the execution of the Stock Purchase Agreement on March 15, 1999. Assuming consummation of the Second Issuance, the Series A Convertible Preferred Stock initially will be convertible into an aggregate of 4,537,891 shares of Common Stock. Simultaneously with the closing of the First Issuance, Go2Net and Vulcan entered into a Registration Rights Agreement, and Vulcan entered into an agreement with each director of Go2Net, pursuant to which Vulcan agreed to purchase 1,403,312 shares of Common Stock from the directors of Go2Net, three of whom are executive officers of Go2Net, at a price of $90.00 per share. On March 19, 1999, pursuant to the Stock Purchase Agreement, Vulcan commenced a tender offer to purchase 3,596,688 shares of the Common Stock for a purchase price of $90.00 per share, net to the seller in cash. For additional information regarding the various transactions consummated or to be consummated with Vulcan, you should read our Form 8-K filed on April 9, 1999, which sets forth excerpts from our Schedule 14d-9 filed in response to Vulcan's tender offer.


                                  RISK FACTORS

         You should carefully consider the following risk factors before purchasing the shares of Go2Net common stock offered by this prospectus. The discussion contained in this prospectus contains forward-looking statements that involve risk and uncertainties. These forward looking statements use language such as "believes," "expects," "may," "will," "should," or "anticipates" or similar expressions and may include discussions of future strategy. The risk factors described below apply to all forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from the forward-looking statements. Important factors that could cause or contribute to such differences include those discussed below.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE US

         We were incorporated in February 1996. Accordingly, we have a limited operating history for you to use in evaluating us and our prospects. You should consider the risks, expenses and uncertainties frequently encountered by companies in their early stages of development that operate exclusively in new and rapidly evolving markets. Our success will depend on our ability to:



         *        effectively establish, develop and maintain relationships with advertising customers, advertising agencies and other third parties;

         *        enter into distribution relationships and strategic alliances to drive traffic to our Websites;

         *        provide original and compelling products and services to Internet users;

         *        develop and upgrade our technology;

         *        effectively respond to competitive developments;

         *        attract new qualified personnel; and

         *        retain existing qualified personnel.



         There can be no assurance that we will succeed in addressing these risks.

WE ANTICIPATE INCREASED OPERATING EXPENSES AND MAY EXPERIENCE LOSSES

         Since inception, we have incurred significant losses on an annual basis and, as of December 31,1998, had an accumulated deficit of $5,234,095. Our lack of an extensive operating history makes prediction of future operating results difficult. We believe that a comparison of our quarterly reports is not meaningful. As a result, you should not rely on the results for any period as an indication of our future performance. Accordingly, although we reported an operating profit (before one-time charges) for the quarter ended September 30, 1998, there can be no assurance that we will generate significant revenues or that we will sustain this level of profitability in the future. We currently intend to increase substantially our operating expenses in order to expand and improve our Internet operations, fund increased advertising and marketing efforts, expand and improve our Internet user support capabilities and develop new Internet technologies, products and services. As a result, we may experience significant losses on a quarterly and annual basis.

WE DEPEND SIGNIFICANTLY ON ADVERTISING CONTRACTS, AND THEREFORE, OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

         Our quarterly operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. These factors include but are not limited to:


         * advertising sales in traditional media are generally lower in the first and third calendar quarters of each year than in the second and fourth quarters;

         *        advertising expenditures fluctuate significantly with economic cycles;

         *        demand for Internet advertising may fluctuate;

         *        level of use of our Websites may fluctuate;

         *        seasonal trends and budgeting cycles in advertising sales may fluctuate;

         *        incurrence of costs relating to the development, operation and expansion of our Internet operations;

         *        introduction of new products and services by us and our competitors;

         *        price competition or pricing changes in the industry;


                                      - 4 -




         *        technical difficulties or system failures; and

         *        general economic conditions and economic conditions specific to the Internet and Internet media.



         In response to an evolving competitive market, we may elect from time to time to make advertising and marketing or acquisition decisions that could adversely affect our business, financial condition and operating results. As a result, it is likely that in future quarters, our operating results may be below the expectations of public market analysts and stockholders. Consequently, the price of our Common Stock would likely be adversely impacted.

OUR SUCCESS DEPENDS ON OUR ABILITY TO MAINTAIN ADVERTISING REVENUES

         We derive a significant portion of our revenues from the sale of advertising on our Internet sites. For the quarter ended December 31, 1998, we generated $2,600,040 in revenues, of which approximately 83% of revenues were attributable to advertising. Many of our relationships with advertisers are terminable within a short period of time. Accordingly, we will not be able to maintain or increase our advertising revenues in the future if our advertising customers move their advertising to competing Internet sites or to traditional forms of media. Additionally, in selling Internet-based advertising, we depend in part on advertising agencies, which exercise substantial control over the placement of advertising for their clients. Our success will depend on our ability to retain, broaden and diversify our future base of advertising customers. In order to generate significant advertising revenues, we will depend on the development of a larger base of users of our Internet sites having demographic characteristics attractive to advertisers. If we are unable to retain paying advertising customers or we are forced to offer lower than anticipated advertising rates in order to retain advertising customers or to attract new advertising customers, our business, financial condition and operating results will be adversely affected and we may cease to be a commercially viable enterprise.

OUR SUCCESS DEPENDS ON QUARTERLY REVENUES

         As a result of our limited operating history and the emerging nature of the Internet, including Internet-based advertising, subscription services and electronic commerce, we are unable to forecast our expenses and revenues accurately. Our current and future estimated expense levels are based largely on our estimates of future revenues and may increase because many of our significant operating expenses are either fixed, such as rent for office space, or subject to likely increases. Few, if any, of our operating expenses can be quickly or easily reduced in a manner which would not cause a material adverse effect to our business, financial condition and operating results. In addition, we may be unable to adjust spending in a timely manner to compensate for any unexpected expenditures; and a shortfall in actual revenues as compared to estimated revenues would have an immediate material adverse effect on our business, financial condition and operating results.

OUR ARRANGEMENTS WITH ADVERTISERS AND SPONSORS MAY EXPOSE US TO SIGNIFICANT FINANCIAL RISKS

         We enter into advertising arrangements with third parties to provide services on our Websites which involve a unique rate structure. Specifically, we receive sponsorship fees as well as a portion of transaction revenues received by third party sponsors from users originated through our Websites, in return for minimum levels of user impressions or user requests for additional information made by clicking on the promotional hyperlink or advertisement. To the extent implemented, these arrangements expose us to potentially significant financial risks, including the risk that we fail to deliver required minimum levels of user impressions (in which case, these agreements typically provide for adjustments to the fees payable thereunder or "make good" periods) and that third party sponsors do not renew the agreements at the end of their terms. Some of these arrangements also require us to integrate advertisers' or sponsors' content with our services, which requires the dedication of resources and significant programming and design efforts to accomplish. There can be no assurance that we will be able to attract additional advertisers or sponsors or that we will be able to renew existing advertising arrangements when they expire. In addition, we have granted exclusivity provisions to some of our sponsors, and may in the future grant additional exclusivity provisions. These exclusivity provisions may have the effect of preventing us, for the duration of the exclusivity arrangements, from accepting advertising or sponsorship arrangements within a particular subject matter in our Websites or across our entire service. Our inability to enter into further sponsorships or advertising arrangements as a result of our exclusivity arrangements could have a material adverse impact our business, financial condition and operating results.

WE DEPEND ON THE CONTINUED GROWTH OF THE INTERNET AS AN ADVERTISING MEDIUM

         Use of the Internet by consumers is at an early stage of development and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a level of uncertainty. We believe that our success depends upon our ability to obtain significant revenues from our Internet operations, which will require the continued acceptance of the Internet as an advertising medium. We believe that most advertisers and advertising agencies have limited experience with the Internet as an advertising medium and most advertisers and advertising agencies have not devoted a significant portion of their advertising budgets to Internet-related advertising to date. In order for us to continue to generate advertising revenues, advertisers and advertising agencies must direct more of their budgets to the Internet as a whole, and specifically to our Internet sites. There can be no assurance that advertisers or advertising agencies will continue to allocate larger portions of their budgets to Internet-based advertising or that they will find Internet-based advertising to be more effective than advertising in traditional media such as television, print or radio. There can be no assurance that the Internet advertising market will continue to develop as an attractive and sustainable medium. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, our business, financial condition and operating results will be adversely affected.

THE MARKET FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN

         The market for our products and services is new and evolving, and therefore, it is difficult to predict whether the Internet will develop the necessary infrastructure. Market demand and acceptance of newly released products and services is highly uncertain. Our future success depends upon our ability to develop and provide on the Internet original and compelling products and services that will continue to attract and retain users with demographic characteristics valuable to the various advertisers and advertising agencies we target and to charge users a subscription fee for access to specific portions of our products and services. There can be no assurance that our products and services will be attractive enough to a sufficient number of Internet users to generate advertising revenues or to allow the charging of a subscription fee for our products and services. There also can be no assurance that we will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a growing number of users to our Internet sites with characteristics desirable to advertisers and advertising agencies or those users who are otherwise willing to pay to access specific portions of our products and services. Internet users can freely navigate and instantly switch among a large number of Internet sites, many of which offer competitive products and services, making it difficult for us to distinguish our product offerings and attract users. In addition, many other Internet sites offer very specific, highly targeted products and services that may have greater appeal than the products and services offered on our Internet sites. If we are unable to develop original and compelling Internet-based products and services, we will be unable to generate sufficient advertising or subscription revenues, and our business, financial condition and operating results will be adversely affected.

WE MUST CONTINUE TO RESPOND QUICKLY TO TECHNOLOGICAL CHANGE TO REMAIN
COMPETITIVE

         The market for Internet products and services is rapidly evolving. Competition among Internet sites is intense and is expected to increase significantly in the future. To compete successfully, we must develop and deliver popular, original, entertaining, informative and compelling product offerings to attract Internet users and to support advertising and subscription fees. If we are unable to adapt quickly to technological changes, our competitors may attract our current users to their services and, consequently, dissuade them from accessing our Internet sites. Consequently, our future success depends on our ability to respond quickly to technological change so as to attract a significant number of Internet users to our Internet sites.

THE MARKET FOR OUR PRODUCTS AND SERVICES HAS A LOW BARRIER OF ENTRY

         The market for Internet-based products and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites at a relatively low cost within relatively short time periods. In addition, we compete for the time and attention of Internet users with thousands of non-profit Internet sites operated by individuals, government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. As a result, we expect competition to persist and intensify and the number of competitors to increase significantly in the future. As we attempt to expand the scope of our Internet sites and product offerings, we will compete with a greater number of Internet sites and other companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for us to anticipate which companies are likely to offer competitive products and services in the future. There can be no assurance that our Internet sites will compete successfully.

OUR COMPETITORS HAVE GREATER RESOURCES THAN WE DO

         Many, if not all, of our competitors have significantly greater resources than we do. In particular, our competitors have greater financial, editorial, technical and marketing resources, longer operating histories, greater name recognition, and greater experience than we do. Additionally, our competitors have established relationships with more advertisers and advertising agencies. And they are able to undertake more extensive marketing campaigns, adopt more aggressive advertising and subscription price policies and devote substantially more resources to developing Internet-based products and services than we are. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures faced by us will not materially adversely affect our business, financial condition and operating results.

WE MUST DEVELOP AND MAINTAIN A "BRAND IDENTITY" FOR OUR PRODUCTS

         We believe that maintaining and building the Go2Net brand is a critical aspect of our efforts to attract an Internet audience. In addition, we believe that the importance of brand recognition will increase due to the anticipated increase in the number of Internet sites and the relatively low barriers to entry to providing Internet-based products and services. Promoting the Go2Net brand name will depend on our continued ability to develop and deliver original and compelling Internet- based products and services. If Internet users do not continue to perceive our Internet sites to be of sufficient interest and usefulness, we will be unsuccessful in promoting and maintaining our brand. If we expand the focus of our operations beyond providing our current Internet sites, we risk diluting our brand, confusing users and advertisers, and decreasing the attractiveness of our audience to advertisers. In order to respond to competitive pressures, we may find it necessary to increase our budget for developing our products and services or otherwise to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among users. If we are unable to provide Internet-based products and services or otherwise fail to promote and maintain the Go2Net brand, or we incur significant expenses in an attempt to improve our products and services or promote and maintain our brand, our business, financial condition and operating results will be adversely affected.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH

         Since our inception, we have grown rapidly and as of March 31, 1999 had 102 full-time employees and 9 independent contractors. This growth has placed, and is expected to continue to place, a significant strain on our management, physical and capital resources. It is expected that we will need to hire additional key personnel in order to fully implement our business strategy. We can make no assurances as to whether, when, if ever, and under what terms we will be able to attract new personnel. In order to manage this growth successfully, we will be required to implement and manage our operational and financial systems on a timely basis and to train, manage and expand our growing employee base. There can be no assurance that our current personnel, systems, procedures and quality and accounting controls will be adequate to support our future operations, that management will be able to identify, hire, train, motivate or manage needed and qualified personnel, or that management will be able to identify and exploit existing and potential opportunities. If we are unable to effectively manage growth, our business, financial condition and operating results will be adversely affected.

WE MAY BE SUBJECT TO RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

         In the future, we may pursue acquisitions of companies, technologies or assets that complement our business. There can be no assurance that we will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Acquisitions may result in the potentially dilutive issuance of equity securities, the incurrence of additional debt, the write-off of in-process research and development or software acquisition and development costs, and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on our business, financial condition and results of operations. Acquisitions would involve numerous additional risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management's attention from other business concerns along with the risks involved in entering markets in which we have little or no experience. We have, and may in the future, make investments in companies involved in the development of technologies or services that are complementary or related to our operations. Problems with an acquired business could have a material adverse effect on our performance as a whole.

WE MAY BE AFFECTED BY THE ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK

         We  agreed  to issue  and sell to  Vulcan  300,000  shares  of Series A
Convertible Preferred Stock, par value $.01 per share, of which we issued 167,507 shares in the First Issuance and we intend to issue the remaining 132,493 in the Second Issuance. Our primary purposes for issuing the shares are
(i) providing us with significant cash resources, (ii) providing us with a beneficial strategic partner and (iii) permitting us to continue to utilize publicly traded stock as consideration in acquisitions of other businesses, since the Common Stock would continue to trade on The Nasdaq National Market. Assuming consummation of the Second Issuance, the preferred stock initially will be convertible into an aggregate of 4,537,891 shares of Common Stock. Upon completion of the tender offer, if all 3,596,668 shares of Common Stock are tendered and purchased pursuant to the terms of the tender offer, and Vulcan acquires all 1,403,312 shares of Common Stock from the directors pursuant to their agreements with Vulcan, then Vulcan will own approximately 54.9% of the outstanding Common Stock (including shares issuable upon conversion of preferred stock). If no shares are tendered but Vulcan closes the Second Issuance and buys shares from the directors, then Vulcan will own approximately 34.2% of the outstanding Common Stock (including shares issuable upon conversion of the preferred stock). Vulcan also has the right to designate at least two directors to serve on the Board of Directors of the Company pursuant to the Stock Purchase Agreement with us dated March 15, 1999. In addition, after the closing of the Second Issuance and as long as 50% of the shares of preferred stock remain outstanding, we may not engage in certain actions, including certain mergers and acquisitions, without the consent of the holders of a majority of the outstanding shares of preferred stock. Assuming consummation of the Second Issuance, the preferred stock initially will be convertible into an aggregate of 4,537,891 shares of Common Stock. Accordingly, consummation of the transactions could permit Vulcan to control most, and in certain cases all, actions taken by the Board or us and could limit the ability of our current stockholders to affect or influence the direction of our company and the composition of the Board. Upon a voluntary or involuntary liquidation, dissolution or winding up of our business, the Series A Convertible Preferred Stock is entitled to a liquidation preferences of $1,000 per share plus any declared and unpaid dividends prior to any payment to the Common Stock. In such an event, there may not be any assets available for distribution to the holders of Common Stock after satisfaction of the liquidation preferences of the preferred stock.

WE MAY NOT COMPLETE THE PROPOSED DISTRIBUTION ARRANGEMENT WITH VULCAN'S AFFILIATED CABLE COMPANIES

         There can be no assurance that we will be able to reach agreement with Vulcan's affiliated cable companies regarding a distribution arrangement, or that if such an agreement is reached, that it will be profitable to us.

WE ARE DEPENDENT ON KEY PERSONNEL

     Our future success depends to a significant degree on the skill, experience and efforts of Russell C. Horowitz, Michael J. Riccio, Jr., John Keister and the other members of our management team, as well as on our ability to retain and motivate our officers and key employees. The loss of Mr. Horowitz, Mr. Riccio, Mr. Keister or the other members of our management team could have a material adverse effect on our business, operating results and financial condition. We also depend on the ability of our executive officers and other members of senior management to work effectively as a team. We have entered into employment agreements with Messrs. Horowitz, Keister and Riccio. We maintain $10,000,000 "key man" life insurance policies on the lives of Mr. Riccio and Mr. Keister and a $20,000,000 "key man" life insurance policy on the life of Mr. Horowitz.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET

         Qualified personnel are in great demand throughout the technology industry. Our future success depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. There can be no assurance that we will be able to retain our existing employees and independent contractors or that we will be able to attract, assimilate or retain sufficiently qualified personnel in the future. The inability to attract and retain the necessary technical, managerial, design, editorial, sales and marketing personnel could have a material adverse effect on our business, financial condition and operating results.

WE DEPEND UPON THIRD PARTIES FOR CRITICAL ELEMENTS OF OUR BUSINESS

         We depend upon third parties in order to advertise our Internet sites on other Internet sites. In addition, the willingness of the owners and operators of such sites to direct users to our Internet sites through hypertext links are critical to the success of our Internet operations. There can be no assurance that we will establish or maintain such arrangements in the future.

WE DEPEND ON THIRD PARTIES FOR CONTENT DEVELOPMENT OF OUR INTERNET SITES

         Our ability to develop original and compelling Internet-based products and services is also dependent on maintaining relationships with and using products provided by third-party vendors. Developing and maintaining satisfactory relationships with third parties could become more difficult and more expensive as competition increases among Internet sites. If we are unable to develop and maintain satisfactory, relationships with third parties on terms acceptable to us, or if our competitors are better able to leverage these relationships, our business, financial condition and operating results will be materially adversely affected. We have relied, and will continue to rely substantially, on the product and service development efforts of third parties. For example, we rely on S&P Comstock, Dow Jones & Company. Inc., New York Stock Exchange, Inc., The Nasdaq Stock Market, Inc., News Alert, Junglee, Edgar Online, Reuters and Market Guide, Inc. to provide a significant portion of the information included on our Internet sites. There can be no assurance we will maintain these relationships in the future. Any failure of these third parties to provide this information to us could have a material adverse effect on our business, financial condition and operating results.

OUR PERFORMANCE DEPENDS ON THE SUCCESS OF THE METACRAWLER LICENSE

         We entered into a License Agreement with Netbot, Inc. (the "MetaCrawler License Agreement"), in which Netbot, Inc. granted us an exclusive (subject to some limited exceptions), worldwide license to provide the MetaCrawler Service. As part of the MetaCrawler License Agreement, we have the exclusive right to operate, modify and reproduce the MetaCrawler Service (including, without limitation, the exclusive right to use, modify and reproduce the name "MetaCrawler" and the MetaCrawler URL in connection with the operation of the MetaCrawler Service). A substantial portion of the traffic to our Internet sites is currently derived from users of the MetaCrawler Service. A termination of the MetaCrawler License Agreement or the inability of Go2Net to continue to provide access to the search engines included in the MetaCrawler Service, could have a material adverse effect on our business, financial condition and operating results. Netbot has licensed the MetaCrawler Service and the other intellectual property rights associated therewith from the University of Washington on an exclusive basis. The license has been granted to us by Netbot on an exclusive basis, but Netbot has reserved the right to use, modify, reproduce and license the MetaCrawler search engine for any purpose other than the provision of the MetaCrawler Service. The license is subject to the rights of the University of Washington to use, modify and reproduce the MetaCrawler search engine and derivatives of the MetaCrawler site to operate Internet sites for internal purposes within the University of Washington domain and to use, modify and reproduce any of the licensed technologies for research, instructional and academic purposes. The search technology underlying the MetaCrawler Service and the MetaCrawler trademark is licensed to or owned by Netbot and sublicensed to use pursuant to the MetaCrawler License Agreement.

WE MUST CONTINUE TO DIVERSIFY OUR REVENUE STREAMS

         The long-term success of our business strategy will depend to a significant extent on our ability to successfully diversify our revenue streams. We currently derive revenue from advertising, licensing, subscriptions and electronic commerce. However, we are largely dependent on advertising revenues, and continue to seek out ways to develop these other sources of revenue. This includes the investigation of new business areas. Expansion into new business areas and new Internet sites may bring us into direct competition with new competitors. Any expansion of product offerings or operations, or new Internet sites developed and launched by us that are not favorably received by Internet users could damage our reputation or the Go2Net brand. Expansion into new business areas or the development and launching of new Internet sites will also require significant additional expenses and programming and other resources. It will also strain our management, financial and operational resources.

         From time to time, the Company may entertain new business opportunities and ventures in a broad range of areas. For example, the Company has acquired Silicon Investor, Hypermart and Web21. Typically, such opportunities require extended negotiations, the outcome of which cannot be predicted. If the Company were to enter into such a venture, the Company could be required to invest a substantial amount of capital, which could have a material adverse effect on the Company's financial condition and its ability to implement its existing business strategy. Such an investment could also result in large and prolonged operating losses for the Company. Further, such negotiations or ventures could place additional, substantial burdens on the Company's management personnel and its financial and operational systems. There can be no assurance that such a venture would ever achieve profitability, and a failure by the Company to recover the substantial investment required to launch and operate such a venture would have a material adverse effect on the Company's business, financial condition and operating results.

WE ARE SUBJECT TO SYSTEM DISRUPTIONS AND CAPACITY CONSTRAINTS

         The satisfactory performance, reliability and availability of our Internet sites and our computer network infrastructure are critical to attracting Internet users and maintaining relationships with advertising customers. Our Internet-based advertising revenues will be directly related to the number of advertisement impressions delivered by us. System interruptions that result in the unavailability of our Internet sites or slower response times for users would reduce the number of advertisements delivered and reduce the attractiveness of our Internet sites to users and advertisers. We may experience periodic system interruptions from time to time in the future. Additionally, any substantial increase in traffic on our Internet sites may require us to expand and adapt our computer network infrastructure. Our inability to add additional computer software, hardware and bandwidth to accommodate increased use of our Internet sites may cause unanticipated system disruptions and result in slower response times. There can be no assurance that we will be able to expand our computer network infrastructure on a timely basis to meet increased use. Any system interruptions or slower response times resulting from these factors could have a material adverse effect on our business, financial condition and operating results. We are dependent on third parties for uninterrupted Internet access. In addition, we are dependent on various third parties for substantially all of our news and information. Loss of these services from any one or more of third parties may have a material adverse effect on our business, financial condition and operating results. No assurance can be given as to whether, or on what terms, we would be able to obtain these services from other third parties in the event of the loss of any of these services.

         Our Internet operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. There can be no assurance that interruptions in service will not materially adversely affect our operations in the future. While we carry business interruption insurance to compensate us for losses that may occur, there can be no assurance that insurance will be sufficient to provide for all losses or damages that we incur.

WE MAY BE SUBJECT TO NEW GOVERNMENT REGULATIONS

         There are currently few laws and regulations directly applicable to the Internet. However, it is possible that new laws and regulations will be adopted covering issues which relate to our products and services. This type of legislation could dampen the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium. As a result, this type of legislation could have a material adverse effect on our business, financial condition and operating results.

WE MAY BE SUBJECT TO A VARIETY OF LEGAL UNCERTAINTIES THAT IMPAIR OUR BUSINESS

         As a publisher and a distributor of content over the Internet, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. In addition, we could be exposed to liability with respect to the content or unauthorized duplication of material indexed in our search services. Although we carry liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

OUR PERFORMANCE WILL DEPEND ON ADVANCEMENT OF INTERNET SECURITY

         We have instituted security measures designed to protect our Internet sites and other operations from unauthorized use and access. These measures cannot guarantee complete security, however, and a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our Internet operations. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions. To the extent that our activities or those of any third party contractors involve the storage and transmission of proprietary information, security breaches could expose us to a risk of loss or litigation and possible liability. There can be no assurance that contractual provisions attempting to limit our liability in such areas will be successful or enforceable, or that parties will accept those types of contractual provisions as part of the our agreements.

WE DEPEND ON LICENSED TECHNOLOGY IN OUR PRODUCTS AND SERVICES

         We are dependent upon obtaining existing third party technology related to our operations. To the extent new technological developments are unavailable to us on terms acceptable to us or if at all, we may be unable to continue to execute our business plan and our business, financial condition and operating results would be materially adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR PROPRIETARY TECHNOLOGY

         Our success is dependent upon our ability to protect and leverage the value of our original Internet technologies, software, content and our trademarks, trade names, service marks, domain names and other proprietary rights we either currently have or may have in the future. We have filed service marks for our logo and name, as well as for the names of each of our sites. In addition, given the uncertain application of existing copyright and trademark laws to the Internet, there can be no assurance that existing laws will provide adequate protection for our technologies, sites or domain names. Policing unauthorized use of our technologies, content and other intellectual property rights entails significant expenses and could otherwise be difficult or impossible to do given the global nature of the Internet.

WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION

         From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of the trademarks and other intellectual property of third parties by us or our licensees. Such claims could result in the expenditure of significant financial and managerial resources. We are not currently aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition and operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL

         We intend to enhance and expand our Internet sites in order to improve our competitive position and meet the increasing demands for quality Internet-based products and services and competitive advertising and subscription pricing. Our ability to grow will depend in part on our ability to expand and improve our Internet operations, expand our advertising and marketing efforts, expand and improve our Internet user support capabilities and develop new Internet technologies, products and services. As a result, we may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, we may need to raise additional funds in order to avail ourselves of unanticipated opportunities (such as more rapid expansion, acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of our Internet- based products and services) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then existing stockholders would be reduced, stockholders may experience additional and significant dilution and the equity securities may have rights, preferences or privileges senior to those of the holders of Common Stock. There can be no assurance that additional financing will be available on terms acceptable to us or at all. If adequate funds are not available or are not available on terms acceptable to us, we may be unable to implement our business, sales or marketing plan, respond to competitive forces or take advantage of perceived business opportunities, which could have a material adverse effect in the Company's business, financial condition and operating results.

WE MAY BE AFFECTED BY GENERAL ECONOMIC CONDITIONS

         Our business, financial condition and operating results will be subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession, however slight, then we expect that business entities, including our advertisers and potential advertisers, could substantially and immediately reduce their advertising and marketing budgets. In addition, our ability to charge subscription fees for access to specific portions of our Internet sites or to engage in commerce via the Internet would be adversely affected, thereby resulting in a material adverse effect on the Company's business, financial condition and operating results.

VOLATILITY OF STOCK PRICE

         Our stock price, like that of other technology companies, is subject to significant volatility. The announcement of new products, services or technological innovations by us or our competitors, quarterly variations in our results of operations, changes in revenue or earnings estimates by the investment community and speculation in the press or investment community are among the factors affecting our stock price. In addition, the stock price may be affected by general market conditions and domestic and international economic factors unrelated to our performance. Because of these reasons, recent trends should not be considered reliable indicators of future stock prices or financial results.

WE MAY BE ADVERSELY IMPACTED BY YEAR 2000 ISSUES

         Many currently installed computer systems and software products are dependent upon internal calendars coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. Computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. We have completed our review of the potential impact of Year 2000 issues and do not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. Our failure or our software providers' failure to adequately address the Year 2000 issue could result in misstatement of reported financial information or otherwise adversely affect the Company's business operations.

STATE OF READINESS

We have completed our assessment of all current versions of our information technology systems and we believe we are year 2000 compliant. The supplier of our current financial and accounting software has informed us that such software is year 2000 compliant. We have been informed by our financial institutions that they are in the process of making their information systems year 2000 compliant, and that this process will be complete by the beginning of 1999.

COSTS

To date, we have not incurred any material expenditure in connection with identifying or evaluating year 2000 compliance issues. Most of our expenses have related to the retention of an outside consultant to evaluate our financial and accounting software, and the opportunity cost of time spent by our employees evaluating this software and year 2000 compliance matters generally. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the year 2000, there can be no assurances that we will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems, which are comprised predominantly of acquired technology and our own software developments. We believe that internally generated funds or available cash would be sufficient to cover the costs of year 2000 compliance. At this time, based upon the information provided to us, we do not believe there exists a material impact of year 2000 compliance issues relating to our non-IT systems, our vendors, our customers and other parties. We continue to update our assessment of year 2000 issues as it relates to our non-IT systems, our vendors, our customers and other parties.

CONTINGENCY PLAN

As we are not aware of any material year 2000 compliance issues, we have not developed a year 2000-specific contingency plan. We continue to assess the impacts of year 2000 issues, and if year 2000 compliance issues are discovered, we will evaluate the need for one or more contingency plans relating to such issues.

                             USE OF PROCEEDS


         All net proceeds from the sale of the Shares will go to the stockholders who offer and sell their Shares. Accordingly, we will not receive any proceeds from sales of the Shares.

                              SELLING STOCKHOLDERS

         The shares listed below represent all of the shares that each selling stockholder currently owns:


                                                                                  SHARES WHICH
                                               SHARES BENEFICIALLY                 MAY BE SOLD                     SHARES
                                                      OWNED (1)                   PURSUANT TO               BENEFICIALLY OWNED
                                                  PRIOR TO OFFERING             THIS PROSPECTUS             AFTER OFFERING (2)
                                                                                ---------------
                                            ------------------------------                            -----------------------------
           SELLING STOCKHOLDER                  NUMBER         PERCENT                                    NUMBER         PERCENT
           -------------------                  ------         -------                                    ------         -------


Bert F. Fornaciari (3)                             704,342      4.56%                 658,842              __              *

Catapult Partners, Inc.                              6,524        *                     6,524              __              *

Graham Cameron                                       6,524        *                     6,524              __              *


*   Less than 1.0% of the Company's outstanding Common Stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes that each selling stockholder will sell all of the Shares set forth above under "Shares Which May Be Sold Pursuant to This Prospectus". There can be no assurance that the selling stockholders will sell all or any of the Shares offered under this prospectus.

(3) Includes an aggregate of 45,500 options which, subject to stockholder approval of the Vulcan transaction, will be exercisable within 60 days. Includes an aggregate of shares of Common Stock beneficially owned by the Selling Stockholders that have been deposited in escrow pursuant to the Merger Agreement to secure the respective indemnification obligations of the Selling Stockholders thereunder (the "Escrowed Shares"). The Escrowed Shares will be released from escrow on December 31, 1999 only to the extent that no claims have been made against the Escrowed Shares and Go2Net has received a signed opinion from its independent auditors certifying Go2Net's financial statements for the fiscal year ending September 30, 1999 in connection with their completion of the audit of such financial statements. The Escrowed Shares may not be sold by the Selling Stockholders until the Escrowed Shares are released from the Escrow.

                              PLAN OF DISTRIBUTION

         The selling stockholders may offer their Shares at various times in one or more of the following transactions:

         *        on any of the United States securities exchanges where our capital stock is listed, including The Nasdaq National
                  Market;

         *        in the over-the-counter market;

         *        in transactions other than on such exchanges or in the over-the-counter market;

         *        in connection with short sales of the Shares;

         *        by pledge to secure debts and other obligations;

         *        in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         *        in a combination of any of the above transactions.



         The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

         We have agreed to keep the Registration Statement of which this prospectus constitutes a part effective until December 31, 1999.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon by Hutchins, Wheeler & Dittmar, A Professional Corporation, Boston, Massachusetts, counsel to the Company.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended September 30, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.




NO ONE (INCLUDING ANY SALESMAN OR BROKER)                    TABLE OF CONTENTS
IS AUTHORIZED TO PROVIDE ORAL OR WRITTEN
INFORMATION ABOUT THIS OFFERING THAT IS NOT       PAGE
INCLUDED IN THIS PROSPECTUS.                      Where You Can Find More Information........................2
                                                  Incorporation of Certain Documents By Reference............2
       ______________________                     The Company................................................3
                                                  Risk Factors...............................................4
                                                  Use of Proceeds...........................................13
                                                  Selling Stockholders......................................14
                                                  Plan of Distribution......................................15
                                                  Legal Matters.............................................15
                                                  Experts...................................................15





                                  GO2NET, INC.

                                 717,390 SHARES

                                       OF

                                  COMMON STOCK

                                   PROSPECTUS


                                                          __________, 1999

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Go2Net will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

         SEC registration fee.....................................     $25,753
         Nasdaq National Stock Market Listing Fee.................      14,348
         Legal fees and expenses..................................      10,000
         Printing fees and expenses...............................       1,000
         Miscellaneous expenses...................................         899

         Total....................................................     $52,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Section 145 of the Delaware General Corporation Law, Go2Net's Amended and Restated Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the Delaware General Corporation Law and Go2Net's Amended and Restated By-laws provide for indemnification of Go2Net's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Go2Net, and with respect to any criminal action or proceeding, actions that the indemnitee has no reasonable choice to believe were unlawful.

         Go2Net has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they are not indemnified by Go2Net.

ITEM 16. EXHIBITS

5.1         Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1        Consent of Ernst & Young LLP, Independent Auditors.

23.2        Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-3).

ITEM 17. UNDERTAKINGS

         A.   UNDERTAKING PURSUANT TO RULE 415

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE AND ANNUAL AND QUARTERLY REPORTS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulations S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         C.       UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 12th day of April, 1999.

                               Go2Net, Inc.

                               By:  /s/ Russell C. Horowitz
                                    Russell C. Horowitz
                                    Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below severally constitutes and appoints Russell C. Horowitz with the power to act as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                               TITLE                                      DATE
  /s/ Russell C. Horowitz                             Chief Executive Officer, Chief Financial Officer             April 12, 1999
------------------------------------------------------
Russell C. Horowitz                                   and Director (principal executive, financial and
                                                      accounting officer)

  /s/ John Keister                                    Director                                                     April 12, 1999
John Keister


  /s/ Dennis Cline                                    Director                                                     April 12, 1999
Dennis Cline


                                                       Director                                                     April 12, 1999
------------------------------------------------------
Martin L. Schoffstall

  /s/ Oren Etzioni                                    Director                                                     April 12, 1999
Oren Etzioni


  /s/ Michael J. Riccio, Jr.                          Director                                                     April 12, 1999
------------------------------------------------------
Michael J. Riccio, Jr.



                               INDEX TO EXHIBITS



5.1          Opinion of Hutchins, Wheeler & Dittmar, A Professional Corporation.

23.1         Consent of Ernst & Young LLP, Independent Auditors.

23.2         Consent of Counsel (included in Exhibit 5.1).

24.1 Power of Attorney (included on page II-3).